Exhibit 99.1

Momentive Performance Materials Inc. 22 Corporate Woods Blvd. Albany, NY 12211	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports Second Quarter 2011 Results

ALBANY, N.Y., (August 12, 2011) – Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the second quarter ended July 3, 2011. Results for the second quarter of 2011 include:

•

Net sales of $728 million compared to $651 million in the three-month period ended June 27, 2010, an increase of 12 percent. The increase was primarily due to an increase in selling prices, favorable exchange rate fluctuations and higher sales volume. In addition, the earthquake and tsunami in Japan on March 11th and related events negatively impacted operations at the Company’s Ohta site, and reduced sales in the quarter by approximately $11 million.

•

Operating income of $70 million versus operating income of $72 million in the three-month period ended June 27, 2010. Despite ongoing pricing actions and savings from the shared services agreement with Momentive Specialty Chemicals Inc. (MSC), second quarter 2011 operating income decreased slightly due to higher raw material and processing costs. The earthquake in Japan and related events in the quarter also negatively impacted operating income by approximately $7 million.

•

Net loss attributable to Momentive Performance Materials Inc. of $11 million compared to net loss attributable to Momentive Performance Materials Inc. of $1 million in the three-month period ended June 27, 2010. Second quarter 2011 results reflected the same factors impacting operating income, as well as increased income taxes.

•

Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $125 million in the three-month period ended July 3, 2011 compared to Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $139 million in the fiscal three-month period ended June 27, 2010. Second quarter 2011 Combined Adjusted EBITDA was negatively impacted by $7 million from the earthquake in Japan, while the prior year period was favorably impacted by $8 million from inventory restocking that did not occur in the most recently completed quarter. Combined Adjusted EBITDA includes the results of the Company’s Unrestricted Subsidiary, which are disregarded for purposes of calculating Adjusted EBITDA under our debt documents. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

•

Adjusted EBITDA of $494 million in the twelve-month period ended July 3, 2011, which includes the impact of pro forma savings from the shared services agreement with MSC. In addition, EBITDA from the Company’s Unrestricted Subsidiary, which is excluded from Adjusted EBITDA, totaled $26 million in the twelve-month period ended July 3, 2011, resulting in a Combined Adjusted EBITDA of $520 million. Adjusted EBITDA and Combined Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to Net Income (Loss) later in this release.

“Our second quarter 2011 results reflected strong global demand for our specialty products,” said Craig O. Morrison, Chairman and CEO. “Sales for our Silicones segment were positively impacted on a year-over-year basis by stronger demand in the automotive, construction, energy, and industrial markets. Our Quartz business continued to perform well in the second quarter of 2011 due to strong demand in the semiconductor and ceramics application market.”

“We anticipate that raw material cost fluctuations will stabilize for the remainder of 2011. We believe pricing actions, both implemented and in-process, will compensate for the increase in raw material and energy costs experienced in the first half of 2011. We are also pleased with our ability to minimize the business impact of the Japanese earthquake that occurred earlier in the year as our site continues to operate well. Due to the recent worldwide economic developments, the short-term outlook for the remainder of 2011 for our business is difficult to predict, although we believe our business is well-positioned over the long-term.”

“Finally, our integration efforts remain on track and we achieved $9 million in savings during the first half of 2011 from the shared services agreement and run-rate savings of $21 million since the program’s inception. We are targeting $50 million in shared-service savings for MPM. We remain focused on achieving the remaining savings in the coming quarters.”

Summary Results

The following table sets forth net sales for the second quarter ended July 3, 2011.

	For the three-month period ended
	July 3, 2011	June 27, 2010
Net Sales by Segment
Silicones	$640	$576
Quartz	88	75

Total	$728	$651

Net sales in the three-month period ended July 3, 2011 were $728 million, compared to $651 million for the same period in 2010, an increase of 12 percent. The increase was primarily due to an increase in selling prices of 5 percent, increases of favorable exchange rate fluctuations of 4 percent and an increase in sales volume of 3 percent.

Net sales for the Silicones segment in the three-month period ended July 3, 2011 were $640 million, compared to $576 million for the quarter-ended June 27, 2010, an increase of 11 percent. The increase was primarily due to favorable exchange rate fluctuations of 5 percent, an increase in selling prices of 4 percent and an increase in sales volume of 2 percent. The earthquake in Japan also negatively impacted total Silicone segment sales by approximately 2 percent. Sales volume for the Silicones segment was positively impacted by stronger demand in the automotive, construction, energy, and industrial markets.

Net sales for the Quartz segment in the three-month period ended July 3, 2011 were $88 million, compared to $75 million for the quarter-ended June 27, 2010, an increase of 17 percent. The increase was primarily due to an increase in volume and mix of 9 percent, increases in prices of 6 percent and favorable exchange rate fluctuations of 2 percent. Volume benefited from strong overall demand for semiconductor related products.

Operating income for the three month period ended July 3, 2011 was $70 million, compared to $72 million for the same period in 2010, a decrease of 3 percent. 2011 operating income was negatively impacted by $7 million from the earthquake related events in Japan, while 2010 operating income was positively impacted by $8 million for inventory restocking that did not take place in 2011. Operating income in the second quarter of 2011 also reflected the negative impact of higher raw material and processing costs. We believe pricing actions going forward will compensate for the increase in raw materials and energy costs.

Liquidity and Capital Resources

At July 3, 2011, Momentive Performance Materials had $3.046 billion of debt. In addition, at July 3, 2011, Momentive Performance Materials had $527 million in liquidity including $279 million of unrestricted cash and cash equivalents and $248 million of borrowings available under our senior secured revolving credit facility, which was undrawn.

At July 3, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials’ current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, together with available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the foreseeable future.

Japan Update

On March 11, 2011, the northeast coast of Japan experienced a severe earthquake followed by a tsunami, with subsequent aftershocks. These events caused significant damage in the region, including severe damage to nuclear power plants, and have impacted Japan’s energy and other infrastructure, as well as its economy. We have several facilities in Japan. Only our manufacturing facility in Ohta was disrupted. It experienced no significant damage to key assets or materials, however, our operations at this facility were affected by power, transportation and other supply-related issues, along with reduced demand from Japanese customers impacted by the earthquake. Our sales, operating income and Combined Adjusted EBITDA in the first half of 2011 were reduced by approximately $31 million, $16 million and $16 million, respectively, as a result of the earthquake and related events. Normal plant operations at our Ohta facility were restored in early May. To the extent that raw material supplies are still affected in the region, we believe we will be able to obtain alternative sources of supply, leverage our manufacturing assets in other parts of the world or implement other measures to help mitigate the impact on our business. Uncertainty in Japan continues primarily with respect to local demand and the country’s energy infrastructure. We believe the effects of the earthquake and related events in Japan will have a similar, but not material, impact on our third quarter 2011 results, provided conditions do not worsen.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss second quarter 2011 results on Friday, August 12, 2011, at 11 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-700-6293

International Participants: 617-213-8835

Participant Passcode: 84418538

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on August 13, 2011. The playback can be accessed by dialing 1-888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 63397942. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of July 3, 2011, we were able to satisfy this test and incur additional indebtedness under the indentures. The restrictions on our ability to incur indebtedness or make investments under the indentures are also subject to other exceptions. On July 3 2011, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the board of directors to evaluate operating results and allocate capital resources.

EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

			Fiscal three-month period ended		Fiscal six-month period ended		Last twelve months ended
			July 3, 2011†	June 27, 2010††	July 3, 2011†	June 27, 2010††	July 3, 2011†
					(dollars in millions)
Net loss attributable to Momentive Performance Materials Inc.			$(11)	$(1)	$(14)	$(4)	(73)
Loss on extinguishment and exchange of debt			—	—	—	—	78
Interest expense, net			65	63	129	123	255
Income taxes			15	10	27	15	9
Depreciation and amortization			48	48	98	95	201

EBITDA			117	120	240	229	470

Noncontrolling interest	(a	)	1	—	1	—	1
Restructuring and non-recurring	(b	)	9	12	14	13	24
Non cash and purchase accounting effects	(c	)	(3)	6	(12)	14	(19)
Exclusion of unrestricted subsidiary results	(d	)	(7)	(5)	(14)	(7)	(26)
Management fee and other	(e	)	1	1	2	2	4
Pro forma savings from shared services agreement	(f	)	7	13	18	26	40

Adjusted EBITDA			$125	$147	$249	$277	494

Inclusion of unrestricted subsidiary results			7	5	14	7	26
Combined Adjusted EBITDA			$132	$152	$263	$284	520
Combined Adjusted EBITDA excluding pro forma savings from the shared services agreement			$125	$139	$245	$258	480

Key calculations under the Credit Agreement

Total Senior Secured Net Debt			$791
Senior Secured Leverage Ratio for the twelve-month period ended July 3, 2011			1.60

†	The earthquake and tsunami on March 11, 2011 and related events reduced results from the first half 2011. The calculation of EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA does not include add-backs with respect to these events of $7 million, $16 million and $16 million, respectively, for the three-month period ended, the six-month period ended and last twelve months ended July 3, 2011.
††	The second quarter of 2010 and fiscal six-month results correspond to the totals reported in our Annual Report on Form 10-K for the year ended December 31, 2010, which include the pro-forma effects of certain estimated cost saving initiatives reported in subsequent periods of 2010.

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(b)	Relates primarily to restructuring and non-recurring costs.

(c)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) reserve changes and impairment charges. For the fiscal three-month period ended July 3, 2011, non-cash items include: (i) unrealized foreign currency exchange gain of $4 million and (ii) stock-based compensation expense of $1 million. For the fiscal three-month period ended June 27, 2010, non-cash items include unrealized foreign currency exchange loss of $6 million.
(d)	Reflects the exclusion of the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents.
(e)	Management Fees and Other include management and other fees to Apollo and affiliates.
(f)	Represents estimated cost savings, on a pro-forma basis, from the Shared Services Agreement with MSC.

Forward-Looking and Cautionary Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, the effects of the earthquake and tsunami in Japan on March 11, 2011 and related events, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q.All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward- looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.

About the New Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the “new Momentive”). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com.

Contacts

Investors:

John Kompa

614-225-2223

john.kompa@momentive.com

Media:

John Scharf

518-233-3893

john.scharf@momentive.com

(See Attached Financial Statements)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended		Fiscal six-month period ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Net sales	$728	$651	$1,388	$1,256
Costs and expenses:
Cost of sales, excluding depreciation	486	397	903	775
Selling, general and administrative expenses	95	104	190	205
Depreciation and amortization expenses	48	48	98	95
Research and development expenses	20	18	40	33
Restructuring and other costs	9	12	14	13

Operating income	70	72	143	135
Other income (expense):
Interest expense, net	(65)	(63)	(129)	(123)

Income before income taxes	5	9	14	12
Income taxes	15	10	27	16

Net loss	(10)	(1)	(13)	(4)
Net income attributable to the noncontrolling interest	(1)	—	(1)	—

Net loss attributable to Momentive Performance Materials Inc.	$(11)	$(1)	$(14)	$(4)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Fiscal six-month period ended
	July 3, 2011	June 27, 2010
Cash flows from operating activities:
Net loss	$(14)	$(4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	98	95
Amortization of debt discount and issuance costs	7	7
Deferred income taxes	18	7
Stock-based compensation expense	1	—
Paid-in-kind interest election	—	11
Changes in operating assets and liabilities:
Receivables	(44)	(66)
Inventories	(35)	(66)
Due to/from affiliates	2	5
Accrued income taxes	2	2
Prepaid expenses and other assets	(9)	(3)
Trade payables	27	66
Accrued expenses and other liabilities	24	13
Pension liabilities	9	8

Net cash provided by operating activities	86	75

Cash flows from investing activities:
Capital expenditures	(45)	(30)
Purchases of intangible assets	(1)	(1)

Net cash used in investing activities	(46)	(31)

Cash flows from financing activities:
Debt issuance costs	(5)	—
Decrease in short-term borrowings	(2)	—
Proceeds from long-term debt	52	—
Payments of long-term debt	(58)	(77)

Net cash used in financing activities	(13)	(77)

Increase (decrease) in cash and cash equivalents	27	(33)
Effect of exchange rate changes on cash	(2)	7
Cash and cash equivalents, beginning of period	254	210

Cash and cash equivalents, end of period	$279	$184

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